Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

BY AND AMONG

FASTTRACK, LLC

AND

COTELLIGENT, INC.

COTELLIGENT USA, INC.

CZG MOBILE VENTURES, INC.

BSMART.TO LLC

JAS CONCEPTS, INC.

DATED APRIL 1, 2005

ASSET PURCHASE AGREEMENT

This asset purchase agreement (“Agreement”) is dated April 1, 2005, by and among FastTrack, LLC, a California limited liability company (“Buyer”), Cotelligent, Inc., a Delaware corporation (“Parent”), Cotelligent USA, Inc., a California corporation, CZG Mobile Ventures, Inc., a Delaware corporation, bSmart.to LLC, a Delaware limited liability company, and JAS Concepts, Inc. a Pennsylvania corporation (together with Parent, the “Sellers” and each, a “Seller”).

RECITALS

Sellers desire to sell, and Buyer desires to purchase, substantially all of the assets related solely to the Seller’s business of sales force automation Software and services solutions uniquely designed to serve niche grocery and consumer packaged goods industries comprised of two main software components known as “FastTrack,” which is divided into two sections, field application and data server, and “Exchange Lynx,” which consists of proprietary data communications management product as a going concern, including the design, manufacture, and sale of its products and the furnishing of advisory and consulting services to customers as well as any goodwill associated therewith (the “Business”), and Buyer is willing to assume certain obligations of Sellers relating to the Business, for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

1. Definitions and Usage

1.1 DEFINITIONS

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable”—(a) all trade accounts receivable and other rights to payment from customers of Sellers related solely to the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of each Seller related solely to the Business, (b) all other accounts or notes receivable of each Seller related solely to the Business and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Affected Employees” — all employees of Sellers employed principally in connection with the Business, including persons on vacation, temporary layoff, approved leave of absence, sick leave, family medical leave under the Family and Medical Leave Act, or short-term disability leave; and excluding persons on long-term disability leave under a long-term disability plan maintained by any Seller.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and immediate family members of such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person directly or indirectly owns or holds fifty percent (50%) or more of the ownership interests in such other Person.

“Assets”—as defined in Section 2.1.

“Assigned Contract”—as defined in Section 2.1(c).

“Assigned Lease”—as defined in Section 2.1(d).

“Assignment and Assumption Agreement”—as defined in Section 2.8(a)(ii).

“Assumed Liabilities”—as defined in Section 2.4(a).

“Balance Sheet Statement”—as defined in Section 3.3.

“Bill of Sale”—as defined in Section 2.8(a)(i).

“Breach”—any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bulk Sales Laws”—as defined in Section 5.4.

“Business”—as defined in the recitals to this Agreement.

“Business Day”—any day other than (a) Saturday or Sunday or (b) any other day on which banks in Los Angeles, California are permitted or required to be closed.

“Buyer”—as defined in the preamble to this Agreement.

“Buyer Contact”—as defined in Section 12.2(a).

“Buyer Group”—as defined in Section 6.1.

“Buyer Indemnitees”—as defined in Section 11.2.

“Closing”—as defined in Section 2.7.

“Closing Accrued Vacation”—as defined in Section 2.3(b)(ii).

“Closing Cash Payment”—as defined in Section 2.3(a).

“Closing Date”—as defined in Section 2.7.

“COBRA”— the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code”—the Internal Revenue Code of 1986, as amended.

“Competing Business”—as defined in Section 10.2(a).

“Confidential Information”—as defined in Section 12.1(a).

“Consent”—any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions”—all of the transactions contemplated by this Agreement.

“Contract” or “Contracts”—any agreement, contract (including any Government Contract), Lease, commitment or other undertaking or arrangement.

“Damages”—as defined in Section 11.2.

“Disclosing Party”—as defined in Section 12.1(a).

“Earn-Out Amount”—as defined in Section 2.9.

“Earn-Out Statement”—as defined in Section 2.9(c).

“Effective Time”—12:01 a.m. on the Closing Date.

“Election Period”—as defined in Section 11.6(d).

“Encumbrance”—any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA”—the Employee Retirement Income Security Act of 1974.

“Estimated Accrued Vacation”—as defined in Section 2.3(b)(i).

“Exchange Act”—the Securities Exchange Act of 1934.

“Excluded Assets”—as defined in Section 2.2.

“Facilities”—any real property, leasehold or other interest in real property related solely to the Business and currently owned or operated by any Seller, including the Tangible Personal Property used or operated by any Seller at the respective locations of the Real Property specified in Section 3.6.

“GAAP”—generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.

“General Ledger” —as defined in Section 3.3.

“Governmental Authorization”—any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, which consent, license, registration or permit is related primarily to or required for the operation of the Business.

“Governmental Body”—any:

(a) nation, state, county, city, town, borough, village, district or other jurisdiction;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(e) official of any of the foregoing.

“Indemnitee”—as defined in Section 11.6(a).

“Indemnitor”—as defined in Section 11.6(a).

“Independent Accountants” —as defined in Section 2.9(e).

“Intellectual Property”—(a) all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all registered copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer Software (including data and related documentation), and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Licenses”—as defined in Section 3.20(b).

“Inventories”—all inventories of Sellers related solely to the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies used or consumed by Sellers in the production of finished goods for the Business.

“IRS”—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—with respect to Sellers, Sellers will be deemed to have Knowledge of a particular fact or other matter if James R. Lavelle or Curtis J. Parker is actually aware of that fact or matter, and with respect to Buyer, Buyer will be deemed to have Knowledge of a particular fact or other matter if any Person relating thereto is actually aware of that fact or matter.

“Lease”—any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which any Seller is a party related solely to the Business and any other Seller Contract related solely to the Business pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement”—any federal, state or municipal law, ordinance, regulation, statute or treaty.

“Liability” or “Liabilities”—with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“License Agreement” —as defined in Section 2.8(a)(iv).

“Material Adverse Effect”—means a material adverse effect on the assets, Liabilities, results of operations or financial condition of the Business taken as a whole, other than changes (a) relating to generally applicable United States economic conditions or the Business industry, (b) resulting from the execution of this Agreement or the consummation of the transactions contemplated hereby or thereby, or the public disclosure of any information relating thereto, or (c) arising out of or resulting from the fact that the Business prior to the Closing Date was operated as part of a larger company which provided corporate services and other support and had never operated as a stand alone business.

“Net Names”—as defined in Section 2.1(h).

“Non-Real Estate Encumbrances”—as defined in Section 3.7(b).

“Order”—any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Owned Intellectual Property”—as defined in Section 3.20(a).

“Parent”—as defined in the preamble to this Agreement.

“Parent Stockholder Approval”—as defined in Section 8.4.

“Permitted Encumbrances”—means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith, (b) liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements, (c) any and all Legal Requirements relating to zoning and land use and (d) any utility company rights, easements and franchises.

“Person”—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price”—as defined in Section 2.3.

“Real Property Lease”—any ground lease or Space Lease.

“Receiving Party”—as defined in Section 12.1(a).

“Record”—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person”—With respect to a specified Person:

(f) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(g) any Person that holds a Material Interest in such specified Person;

(h) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(i) any Person in which such specified Person holds a Material Interest; and

(j) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Representative”—with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restrictive Covenants”—as defined in Section 11.11(a).

“Retained Liabilities”—as defined in Section 2.4(b).

“Securities Act”— the Securities Act of 1933, as amended.

“Seller” or “Sellers”—as defined in the preamble to this Agreement.

“Seller Benefit Plans”—all (i) material employee welfare benefit plans or employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA, including plans that provide retirement income or result in deferrals of income by employees for periods extending to their terminations of employment or beyond, and plans that provides medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (ii) other material employee benefit agreements or arrangements that are not ERISA plans, including any deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, retention incentive agreements, noncompetition agreements, vacation policies and, or other similar plans, agreement or arrangements that (a) are maintained by any Seller or any of its Related Persons for the benefit of Affected Employees, (b) have been approved by any Seller or any of its Related Persons but are not yet effective for the benefit of Affected Employees or their beneficiaries, or (c) were previously maintained by any Seller or any of its Related Persons for the benefit of the Affected Employees or their beneficiaries and with respect to which Seller or any of its Related Persons may have any liability, contingent or otherwise. However, Seller Benefit Plans shall not include any agreements between the Seller and any Affected Employees pursuant to which the Seller has agreed to pay Affected Employees additional compensation in consideration of their services rendered in connection with the sale of the Assets.

“Seller Contact”—as defined in Section 12.2(a).

“Seller Contract”—any Contract related solely to the Business (a) under which any Seller has or may acquire any rights or benefits; (b) under which any Seller has or may become subject to any obligation or liability; or (c) by which any Seller or any of the Assets may become bound.

“Seller Disclosure Letter”—the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Seller Indemnitees”—as defined in Section 11.3.

“Software”—all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Space Lease”—any lease or rental agreement pertaining to the occupancy of any improved space on any Land related solely to the Business.

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Survival Period”—as defined in Section 11.5.

“Tangible Personal Property”—all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by any Seller related solely to the Business, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax”—any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party”—a Person that is not a party to this Agreement.

“Third Party Claim”—any claim against any Indemnitee by a Third Party that could give rise to a right of indemnification under this Agreement.

“Transaction Agreements”—as defined in Section 11.11(a).

“Transferred Employee”—as defined in Section 10.1(a).

“Transition Services Agreement”—as defined in Section 2.8(a)(vi).

“US Tobacco”—as defined in Section 2.10.

“US Tobacco Contract”—as defined in Section 2.10.

“US Tobacco Refund Amount”—as defined in Section 2.10.

1.2 USAGE

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means, unless expressly indicated otherwise, such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means, unless expressly indicated otherwise, that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2. Sale and Transfer of Assets; Closing

2.1 ASSETS TO BE SOLD

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Effective Time, each Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase and acquire from such Seller, free and clear of any Encumbrances other than Permitted Encumbrances all of such Seller’s right, title, and interest in and to the Business, including the following (but excluding the Excluded Assets):

(a) all Tangible Personal Property;

(b) all Inventories;

(c) Except as set forth in Section 2.2(k), all Seller Contracts, and all outstanding offers or solicitations made by or to any Seller to enter into any Contract related solely to the Business (the “Assigned Contracts”);

(d) the Real Property Lease set forth in the Seller Disclosure Letter, together with any leasehold improvements thereunder (the “Assigned Lease”);

(e) all Governmental Authorizations related solely to the Business and all pending applications therefor or renewals thereof, in each case to the extent permitted by applicable Legal Requirement and otherwise transferable to Buyer;

(f) the data and Records of each Seller related solely to the Business that, consistent with such Seller’s past practices, are located at a facility located on the land or located at a property subject to a Real Property Lease, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records;

(g) all of the intangible rights and property of Sellers used solely in the Business, including going concern value, goodwill, Software, and the Owned Intellectual Property (including Sellers’ right, title and interest in or to any assumed fictional business names, trade names, registered and unregistered trademarks, service marks, applications, logos, icons or any other trade designation or derivative of “FastTrack” or “Exchange Lynx”);

(h) all rights in the internet web sites and internet domain names set forth in the Seller Disclosure Letter; and

(i) all claims of Seller against Third Parties relating to the Business or the Assets, whether choate or inchoate, known or unknown, contingent or non-contingent; and

(j) all rights of Sellers relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, in each case related to the Business.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, to the extent that any of the Assigned Contracts (other than those required to be assigned or renewed pursuant to Section 2.8(a)(ix) hereof) are not assignable without the consent, waiver or approval of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Parent and Sellers, in consultation with Buyer, shall use reasonable efforts to obtain such consents as contemplated by Section 5.1 hereof, and Buyer shall submit any financial information reasonably requested by the contract party in connection with the purchase of the Business in applying for such consents. If any such consent is not obtained prior to the Closing Date, Parent and Sellers shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to the Buyer under the relevant contract, including enforcement at the cost and for the account of the Buyer of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; provided that Buyer shall undertake to (i) pay or satisfy the corresponding Liabilities for the enjoyment of such benefit to the extent that Buyer would have been responsible therefor hereunder if such consent, waiver or approval had been obtained, (ii) pay all the reasonable costs and expenses of Parent and Sellers, other than non out-of-pocket expenses (e.g., time of Parent’s and Sellers’ employees), in providing such arrangements and taking such actions, and (iii) indemnify Parent and Sellers in full for any loss, claims or damages resulting to Parent and Sellers (including reasonable attorneys’ fees and expenses) in providing such arrangements and taking such actions.

2.2 EXCLUDED ASSETS

Notwithstanding anything to the contrary in this Agreement, Sellers shall not contribute, convey, assign, or transfer to Buyer, and Buyer shall not acquire or have any rights to acquire any assets (the “Excluded Assets”) other than those specifically set forth in Section 2.1. Without limiting the generality of the foregoing, unless and to the extent specifically set forth in Section 2.1, the following shall constitute Excluded Assets:

(a) all cash, cash equivalents, securities, money on deposit with banks, certificates of deposit and similar instruments and short-term investments;

(b) all Accounts Receivable;

(c) all personnel Records and other Records that Seller is required by Legal Requirement to retain in its possession;

(d) all claims for refund or credit of Taxes, Tax loss carryforwards and other governmental charges of whatever nature;

(e) all rights in connection with and assets of the Seller Benefit Plans;

(f) all rights of Sellers under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement and the other Transaction Agreements;

(g) all corporate or organizational records and minute books of each Seller;

(h) nontransferable Governmental Authorizations;

(i) the hardware listed in the Seller Disclosure Letter;

(j) the administrative Software and internet web sites and internet domain names listed in the Seller Disclosure Letter;

(k) subject to the license agreement to be entered into pursuant to Section 2.8(a)(iv), the JASware software in object code and source code;

(l) the Seller Contract listed in Section 2.2(l) of the Seller Disclosure Letter;

(m) all insurance policies of each Seller relating to the Business, any refunds paid or payable in connection with the cancellation or discontinuance of any insurance policies applicable to the Business, and any claims made on/or under such insurance policies; and

(n) accounts, notes or debts owed to the Business from, or by the Business to, an Affiliate of any Seller.

2.3 CONSIDERATION

(a) The consideration for the Assets (the “Purchase Price”) will be (i) Two Million Eight Hundred Thousand dollars ($2,800,000), subject to adjustment as provided in Section 2.3(b) (the “Closing Cash Payment”), (ii) plus the Earn-Out Amount, if any, (iii) minus the US Tobacco Refund Amount, if any, (iv) plus the assumption of the Assumed Liabilities. In accordance with Section 2.8(b), at the Closing, the Closing Cash Payment of the Purchase Price shall be delivered by Buyer to Sellers by wire transfer of immediately available funds. The Earn-Out Amount, if any, shall be paid by Buyer to Parent in accordance with Section 2.9 and the US Tobacco Refund Amount, if any, shall be paid by Sellers to Buyer in accordance with Section 2.10.

(b) The Purchase Price shall be adjusted as follows:

(i) Five days prior to the Closing Date, the Sellers shall deliver to the Buyer the latest statement from Administaff, Inc., the Parent’s payroll firm (“Administaff”), which statement shall include the Liabilities for vacation for the Transferred Employees accrued as of the date of such statement (the “Estimated Accrued Vacation”) and which shall be substantially in the form set forth in the Seller Disclosure Letter. If the Estimated Accrued Vacation is less than the vacation accrual for the Transferred Employees set forth on the Balance Sheet Statement, then the Closing Cash Payment to be paid by the Buyer at the Closing shall be decreased by an amount equal to such shortfall. If the Estimated Accrued Vacation is greater than the vacation accrual for the Transferred Employees set forth on the Balance Sheet Statement, then the Closing Cash Payment shall be increased by an amount equal to such excess.

(ii) As promptly as practicable, but no later than 30 calendar days after the Closing Date, the Sellers shall cause Administaff to prepare and deliver to the Sellers and the Buyer a statement that includes the Liabilities for vacation for the Transferred Employees accrued as of the Effective Time (the “Closing Accrued Vacation”), which shall be substantially in the form set forth in the Seller Disclosure Letter. If the Closing Accrued Vacation is greater than the Estimated Accrued Vacation, then the Buyer shall pay to the Seller an amount equal to the difference between the Estimated Accrued Vacation and the Closing Accrued Vacation within five Business Days after delivery of the statement of Closing Accrued Vacation to the Buyer and the Sellers, and if the Closing Accrued Vacation is less than the Estimated Accrued Vacation, then the $50,000 amount set forth in Section 2.9(b)(ii) shall be deemed increased by an amount equal to such shortfall. If the Final Accrued Vacation is equal to the Estimated Accrued Vacation, then no adjustment shall be made.

2.4 LIABILITIES

(a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge the following Liabilities of Sellers (the “Assumed Liabilities”):

(i) any Liability to any Seller’s customers incurred by such Seller in the ordinary course of business for orders outstanding as of the Effective Time;

(ii) any Liability to any of Seller’s customers under warranties implied by law and any warranty agreements and indemnities given by any Seller to its customers prior to the Effective Time in connection with the Business pursuant to any Assigned Contract;

(iii) all of each Seller’s obligations, Liabilities and commitments under the Assigned Contracts and the Assigned Lease attributable to the period subsequent to the Closing Date; provided, that such Assigned Contract has been assigned in accordance with this Agreement;

(iv) Liabilities for vacation for the Transferred Employees accrued for periods prior to the Effective Time and all Liabilities relating to the Transferred Employees arising after the Effective Time and assumed by Buyer pursuant to Section 10.1, subject to adjustment pursuant to Section 2.3(b);

(v) any Liability under any Environmental Law at or relating to the Facilities, but excluding any Liability arising from the transportation prior to the Closing Date of materials from the Facilities to another location; and

(vi) all other Liabilities relating to the Business that arise after the Effective Time.

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers. “Retained Liabilities” shall mean every Liability of Sellers other than the Assumed Liabilities, including:

(i) any Liability for Taxes arising as a result of any Seller’s operation of the Business or ownership of the Assets prior to the Effective Time;

(ii) any Liability under any Contract not assumed by Buyer under Section 2.4(a);

(iii) any Liability of Seller under the Seller Benefit Plans or relating to payroll, sick leave, workers’ compensation or unemployment benefits for any Seller’s employees or, to the extent such Liability arises prior to the Effective Time out of or relating to the operation of the Business, former employees or both;

(iv) any Liability under any employment, severance, retention or termination agreement with any employee of any Seller or any of its Related Persons;

(v) any Liability of any Seller to any Related Person of such Seller;

(vi) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of any Seller (other than the Liabilities with respect to the Transferred Employees that are being assumed by Buyer pursuant to Section 2.4(a)(iv);

(vii) except for the Liabilities assumed by Buyer pursuant to Section 2.4(a), all other Liabilities relating to the Business that existed prior to the Effective Time; and

(viii) any Liability of any Seller under this Agreement or any other document executed in connection with the Contemplated Transactions.

2.5 SALES AND TRANSFER TAXES; RECORDING FEES

Buyer will pay all sales, motor vehicle sales and use, transfer and documentary Taxes, if any, payable in connection with the sale, conveyances, assignments, transfers and deliveries to be made to Buyer hereunder. Buyer shall promptly pay any such Taxes directly to the Governmental Body assessing them or reimburse Sellers for any such Tax upon demand and receipt of supporting evidence that any Seller made such payment. Appropriate sales Taxes will be due by Buyer at Closing if valid exemption certificates are not provided by Buyer at Closing. In the event that Seller is audited in connection with such Taxes, such Seller will notify Buyer of such audit and will not object to Buyer’s appearance in the audit.

2.6 ALLOCATION OF PURCHASE PRICE

The Purchase Price, together with Assumed Liabilities, shall be allocated as set forth on Section 2.6 of the Seller Disclosure Letter. Sellers and Buyer shall each report federal, state, local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation, and none of them shall take any position in any Tax Return, or other filing, proceeding or audit or otherwise that is inconsistent with such allocation

2.7 CLOSING

The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, commencing at 10:00 a.m. (local time) on the third Business Day immediately following the satisfaction or waiver of all conditions to the obligations of the parties hereto set forth in Articles 7 and 8, unless Buyer and Sellers otherwise agree (the date on which the Closing occurs, the “Closing Date”).

2.8 CLOSING OBLIGATIONS

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Sellers shall deliver to Buyer:

(i) a bill of sale for all of the Assets that are Tangible Personal Property, substantially in the form of Exhibit A (the “Bill of Sale”), executed by Sellers;

(ii) an assignment and assumption agreement that provides for the assignment of all of the Assigned Contracts and Assumed Liabilities by Sellers to Buyer and the assumption of the same by Buyer, substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”), executed by Sellers;

(iii) for the Assigned Lease, an Assignment and Assumption of Lease, substantially in the form of Exhibit C or such other appropriate document or instrument of transfer, as the case may require, each in form and substance reasonably satisfactory to Buyer and its counsel and executed by the applicable Seller;

(iv) a License Agreement (the “License Agreement”), substantially in the form of Exhibit D, pursuant to which the Sellers shall license the JASware software to the Buyer;

(v) assignments of all Intellectual Property Assets and separate assignments of all registered trademarks, patents and copyrights, substantially in the form of Exhibit E, executed by each Seller;

(vi) a transition services agreement, substantially in the form of Exhibit F (the “Transition Services Agreement”), pursuant to which Buyer shall provide certain transition services to Sellers for a period of up to three (3) months at no cost, executed by Sellers;

(vii) such other bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by each Seller;

(viii) the certificates required by Sections 7.1 and 7.2 of this Agreement;

(ix) subject to the provisions of Section 2.10, fully executed assigned and renewed Contracts relating to the Business from the existing clients set forth in the Seller Disclosure Letter;

(x) a certificate of the Secretary of each Seller certifying, as complete and accurate as of the Closing, attached copies of the Certificate of Incorporation in the case of the Parent, and Certificate of Incorporation, certificate of formation, operating agreement and bylaws, as the case may be, of such Seller as in effect on the date thereof, certifying and attaching all requisite resolutions or actions of such Seller’s board of directors or board of managers or other governing body approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers or members of such Seller executing this Agreement and any other document relating to the Contemplated Transactions; and

(b) Buyer shall deliver to Sellers:

(i) the Closing Cash Payment by wire transfer of immediately available funds to an account specified by Sellers in a writing delivered to Buyer at least two (2) Business Days prior to the Closing Date;

(ii) the Assignment and Assumption Agreement, executed by Buyer;

(iii) the Transition Services Agreement, executed by Buyer;

(iv) the License Agreement, executed by Buyer;

(v) the certificates required by Sections 8.1 and 8.2 of this Agreement; and

(vi) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the articles of organization and operating agreement of Buyer as in effect on the date thereof and certifying and attaching all requisite resolutions or actions of Buyer’s managing member approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the managing member of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

2.9 POST-CLOSING EARN-OUT

Sellers shall be entitled to receive a post-closing earn-out (the “Earn-Out Amount”) determined in accordance with and paid at the time and manner set forth in this Section 2.9.

(a) Subject to the provisions of this Section 2.9, including without limitation, Sections 2.9(b) below, with respect to each of the years ending on the first, second and third anniversary of the Closing Date, Buyer shall pay to Parent (on behalf of Sellers) an aggregate cash payment equal to 3% of the annual gross sales generated by Buyer in connection with Buyer’s operation of the Assets and the Business for each year within such three year period; provided, that Parent shall only be entitled to such payment in the event the annual gross sales for any such year are equal to or greater than $4.9 million.

(b) Notwithstanding anything herein to the contrary, in no event shall (i) the aggregate cumulative payments of the Earn-Out Amounts made by Buyer under Section 2.9(a) exceed $1,000,000 and (ii) the Buyer have any obligation to pay the first $50,000 earned pursuant to this Section 2.9; provided, however, that such $50,000 shall be counted toward the maximum Earn-Out Amount that may be earned pursuant to this Section 2.9.

(c) After the end of each of the first three anniversaries of the Closing Date, Buyer shall prepare a statement (each, an “Earn-Out Statement”) setting forth the annual gross sales with respect to such year, which statement shall be prepared on the same basis and applying the same accounting principles, policies and practices that were used by Sellers in preparing the Balance Sheet Statement. Buyer shall then determine the Earn-Out Amount, if any, for each such year based upon the Earn-Out Statement for such year. Buyer shall deliver the Earn-Out Statement and its determination of the relevant Earn-Out Amount to Sellers within sixty (60) days following each of the first three anniversaries of the Closing Date. Sellers and their independent auditors and other Representatives shall have the right to review and verify each Earn-Out Statement and determination of the related Earn-Out Amount when received and Buyer shall provide Sellers with access to all related working papers.

(d) If within thirty (30) days following delivery of any Earn-Out Statement and the related Earn-Out Amount calculation Sellers have not given Buyer written notice of their objection as to the relevant Earn-Out Amount calculation (which notice shall state the basis of Seller’s objection), then the Earn-Out Amount calculated by Buyer shall be binding and conclusive on the parties and such amount shall paid by Buyer to Parent (on behalf of Sellers) as provided in Section 2.9(f).

(e) If Sellers duly give Buyer such notice of objection, and if Sellers and Buyer fail to resolve the issues outstanding with respect to any Earn-Out Statement and the calculation of the related Earn-Out Amount within thirty (30) days of Buyer’s receipt of Sellers’ objection notice, Sellers and Buyer shall submit the issues remaining in dispute to Ernst & Young LLP, independent public accountants or such other independent accounting firm mutually agreed to by Buyer and Sellers (the “Independent Accountants”), for resolution. If issues are submitted to the Independent Accountants for resolution, (i) Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Sellers and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the relevant Earn-Out Amount; and (iii) Parent and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

(f) If any Earn-Out Statement delivered with respect to each of the years ending on the first, second and third anniversary of the Closing Date indicates that any Earn-Out Amount is payable, Buyer shall make payment to Parent (on behalf of the Sellers) in the aggregate amount of such Earn-Out Amount within 10 days of the earlier of (i) the expiration of the 30-day period in which Sellers had to deliver a notice of disagreement pursuant to Section 2.9(d) but did not do so, (ii) within five (5) days of the day on which Buyer receives a written notice signed by Sellers to the effect that they will not be delivering a notice of disagreement pursuant to Section 2.9(d) or (iii) within five (5) days of the day on which any matters disputed in a notice of disagreement are decided by agreement between Buyer and Sellers or by decision of the Independent Accountant. Any payments to Parent under this Section 2.9 shall be made by wire transfer of immediately available funds to an account specified by Sellers in a writing delivered to Buyer at least two (2) Business Days prior to the date such payment is to be made.

2.10 POST-CLOSING REFUND

In the event United States Tobacco (“US Tobacco”) does not renew its services and support contract (the “US Tobacco Contract”) with Cotelligent USA, Inc. currently scheduled to expire on May 31, 2005 or enter into a new services and support contract with Buyer by May 31, 2005, Buyer shall be entitled to receive a post-closing refund (the “US Tobacco Refund Amount”) of up to $700,000, with the actual US Tobacco Refund Amount determined in accordance with and paid at the time and manner set forth in this Section 2.10.

(a) In the event US Tobacco renews the US Tobacco Contract or enters into a new contract with Buyer or its Related Persons which provides for the payment by US Tobacco of 80% or greater of the total dollar amount generated by the US Tobacco Contract for the fiscal year ended December 31, 2004, the US Tobacco Refund Amount shall be zero.

(b) In the event the US Tobacco Contract is not renewed, or in the event US Tobacco renews the US Tobacco Contract or enters into a new contract with Buyer or its Related Persons which provides for the payment by US Tobacco of less than 80% of the total dollar amount associated with the monthly service and support charges under the US Tobacco Contract for the fiscal year ended December 31, 2004, the US Tobacco Refund Amount shall be an amount equal to the difference between (i) $700,000 and (ii) $700,000 multiplied by a fraction, the numerator of which shall be the twelve (12) month amortized dollar amount of payments to be made by US Tobacco pursuant to such renewed or new contract, and the denominator of which shall be 1,406,851. Any US Tobacco Refund Amount under this Section 2.10(b) shall paid by Sellers to Buyer within ten (10) days of Parent’s receipt of written notice from Buyer regarding the execution and delivery by US Tobacco and Buyer of such renewed or new contract and such payment shall be made by Sellers by wire transfer of immediately available funds to the account designated by Buyer at least two (2) Business Days prior to the date such payment is to be made.

(c) Notwithstanding the foregoing, in the event the US Tobacco Contract is not renewed but US Tobacco continues to pay the monthly service and support charges in effect as of the date hereof under the US Tobacco Contract for a period of eight (8) consecutive months following the Closing Date, Buyer shall not be entitled to any US Tobacco Refund Amount.

3. Representations and Warranties of Sellers

Sellers represent and warrant to Buyer as follows:

3.1 ORGANIZATION AND GOOD STANDING

Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, operate and lease properties and assets and to carry on businesses in the places and in the manner currently conducted. Each Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each State or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on such Seller or the Business.

3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT

(a) Each Seller has all requisite corporate or limited liability company power and authority to enter into this Agreement and the documents to be delivered by such Seller at the Closing and to perform its obligations hereunder and thereunder, including the Contemplated Transactions. This Agreement has been duly executed and delivered by Sellers and, assuming the due execution and delivery of this Agreement by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. This Agreement and the Contemplated Transactions have been duly authorized by all necessary action by Sellers’ board of directors or similar governing body. Except for the Parent Stockholder Approval, which is required to consummate the Contemplated Transactions, no further corporate or stockholder action is necessary on the part of Sellers to execute and deliver this Agreement or to consummate the Contemplated Transactions.

(b) Except as set forth in the Seller Disclosure Letter and except for the Parent Stockholder Approval, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Conflict with or violate the Articles of Incorporation (or operating agreements as the case may be) of Parent or Sellers;

(ii) Conflict with, constitute a material breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any material right or benefit or both, under any Seller Contract;

(iii) Result in an acceleration or increase of any indebtedness or other amounts due with respect to the Business or the Assets;

(iv) Result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of the Assets; or

(v) To the Knowledge of Sellers, contravene, conflict with or result in a violation or breach of any Governmental Authorization, Legal Requirement or Order applicable to Sellers, the Business or the Assets or to which Sellers, the Business or any of the Assets may be subject, except for any such violation or breach that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sellers, the Assets or the Business.

(c) Except as set forth in Section 3.2(c) of the Seller Disclosure Letter, no Seller is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except where the failure to notify or obtain such a consent would not reasonably be expected, as of the date hereof, to have a Material Adverse Effect on Sellers, the Assets or the Business.

3.3 FINANCIAL STATEMENTS

Sellers have delivered to Buyer (i) an unaudited statement of certain assets and certain liabilities of the Business as of December 31, 2004 (the “Balance Sheet Statement”) and (ii) an unaudited statement of the general ledger (including the reconciliation thereof) of the Business (the “General Ledger”), copies of which are set forth in the Seller Disclosure Letter. The Balance Sheet Statement and General Ledger were each created specially by Sellers in connection with the transactions contemplated hereby from Sellers’ financial records. Subject to the foregoing circumstances with respect to their creation and subject to Sellers’ disclosure to Buyer that certain internal allocations of expenses shared with other business units of the Sellers, as well as certain direct liabilities of the Business, are not allocated to the Balance Sheet Statement of the Business or the General Ledger, the Balance Sheet Statement and the General Ledger are in accordance with the books and records of the Sellers and the Balance Sheet Statement presents fairly, in all material respects, the assets and liabilities of the Business as of the date thereof and the General Ledger presents fairly, in all material respects, the revenue and expenses of the Business for the period thereof.

3.4 BOOKS AND RECORDS

The books of account and other financial Records of Sellers related to the Business, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

3.5 SUFFICIENCY OF ASSETS

Except as set forth in the Seller Disclosure Letter, to the Knowledge of Sellers the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in materially the same manner in which it is presently operated by Sellers.

3.6 DESCRIPTION OF LEASED REAL PROPERTY

Section 2.1(d) of the Seller Disclosure Letter contains a list of all Real Property Leases which are used solely in the Business.

3.7 TITLE TO ASSETS; ENCUMBRANCES

(a) Seller has a valid and subsisting leasehold interest in the Real Property described in the Seller Disclosure Letter.

(b) Sellers own good and transferable title to all of the Tangible Personal Property free and clear of any Encumbrances other than Permitted Encumbrances and those Encumbrances described in the Seller Disclosure Letter (“Non-Real Estate Encumbrances”). Sellers warrant to Buyer that, at the time of Closing, all such Tangible Personal Property shall be free and clear of all Non-Real Estate Encumbrances other than (i) those identified in the Seller Disclosure Letter, (ii) the interest of any United States Governmental Body in technical data, computer software, and patents under the clauses pertaining thereto in any government Contract relating to the Business, if any, and (iii) Encumbrances or other rights of Governmental Bodies or other Persons in respect of property or assets delivered to Seller for repair, maintenance, or other improvements.

3.8 INVENTORIES

All items included in the Inventories consist of a quality and quantity consistent in all material respects with past practices or reasonable future expectations except for obsolete items, slow-moving items and items of below-standard quality. Inventories on hand that were purchased after the date of the Balance Sheet Statement were purchased in the ordinary course of business consistent with past practices or reasonable future expectations at a cost generally not exceeding market prices prevailing at the time of purchase.

3.9 NO UNDISCLOSED LIABILITIES

Except as set forth in the Seller Disclosure Letter, to Sellers’ Knowledge, no Seller has any material Liability related to the Business or affecting the Assets except for Liabilities disclosed in the Seller Disclosure Letter, Liabilities reflected, reserved against or otherwise described in the Balance Sheet Statement, the consolidated financial statements of Parent, and current liabilities incurred in the ordinary course of business consistent with past practices or reasonable future expectations since the date of the Balance Sheet Statement.

3.10 TAXES

(a) There are no Encumbrances other than Permitted Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Sellers have no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b) There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by any Seller as a result of the sale of the Business.

3.11 NO MATERIAL ADVERSE EFFECT

Except as set forth in the Seller Disclosure Letter, since the date of the Balance Sheet Statement, there has not been any change in the operations, Assets, or financial condition of the Business which have had a Material Adverse Effect on the Sellers, the Business or the Assets, and, to Sellers’ Knowledge, no event has occurred or circumstance exists that would reasonably be expected to result in a Material Adverse Effect on the Sellers, the Business or the Assets.

3.12 EMPLOYEE BENEFITS

The Seller Disclosure Letter contains a list of all Seller Benefit Plans. Sellers have made available for review by Buyer copies of all Seller Benefit Plans.

3.13 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a) Except as set forth in the Seller Disclosure Letter:

(i) Sellers have complied in all material respects with all Legal Requirements applicable to the conduct and operation of the Business and the ownership or use of any of the Assets;

(ii) With regard to the Business and the Assets, to Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably expected to constitute or result in a violation by any Seller of, or a failure on the part of any Seller to comply with, any Legal Requirement relating to the Business or the Assets; and

(iii) No Seller has received, at any time since January 1, 2002, any notice from any Governmental Body regarding any actual, alleged or potential material violation of, or failure to comply with, any Legal Requirement with respect to the Business or any of the Assets.

(b) The Seller Disclosure Letter shall contain a list of each material Governmental Authorization that is held by any Seller relating to the Business or the Assets. Each such Governmental Authorization listed in the Seller Disclosure Letter is in full force and effect. Except as set forth in the Seller Disclosure Letter:

(i) Each Seller is in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified in the Seller Disclosure Letter;

(ii) To Sellers’ Knowledge, no event has occurred or circumstance exists that will (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in the Seller Disclosure Letter or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in the Seller Disclosure Letter;

(iii) No Seller has received, at any time since January 1, 2002, any notice from any Governmental Body regarding (A) any actual, alleged, possible or potential material violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed in the Seller Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where the failure to make such filing could not reasonably be expected to have a Material Adverse Effect on the Business or the Assets.

3.14 LEGAL PROCEEDINGS; ORDERS

(a) Except as set forth in the Seller Disclosure Letter, there is no pending or, to Sellers’ Knowledge, threatened Proceeding:

(i) by or against Seller that relates to or would reasonably be expected to result in a Material Adverse Effect on the Business or the Assets; or

(ii) that challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

Except as set forth in the Seller Disclosure Letter, to the Sellers’ Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have made available to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in the Seller Disclosure Letter, if any.

(b) Except as set forth in the Seller Disclosure Letter:

(i) there is no Order to which the Business or any of the Assets is subject that would reasonably be expected to result in a Material Adverse Effect on the Business or Assets or have the effect of preventing, materially delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions; and

(ii) to Sellers’ Knowledge, no agent or employee of any Seller is subject to any Order that prohibits such agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c) Except as set forth in the Seller Disclosure Letter:

(i) Each Seller is in compliance in all material respects with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a material violation of or failure to comply with any term or requirement of any Order to which any Seller (with respect to the Business) or any of the Assets is subject; and

(iii) No Seller has received, at any time since January 1, 2002, any notice from any Governmental Body regarding any actual, alleged or potential material violation of, or failure to comply with, any term or requirement of any Order to which Seller (with respect to the Business) or any of the Assets is or has been subject.

3.15 ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in the Seller Disclosure Letter, since the date of the Balance Sheet Statement, each Seller has conducted the Business only in the ordinary course of business consistent with past practices or reasonable future expectations and there has not been any:

(a) payment (except in the ordinary course of business consistent with past practices) or increase by any Seller of any bonuses, salaries or other compensation to any employee of the Business or entry into any employment, severance or similar Seller Contract with any employee of the Business;

(b) material damage to or destruction or loss of any Asset, whether or not covered by insurance;

(c) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Seller Contract to which any Seller is a party related to the Business or Assets, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $100,000 relating to the Business or Assets;

(d) sale (other than sales of Inventories in the ordinary course of business), lease or other disposition of any material Asset or property of any Seller (including the Intellectual Property Assets) or the creation of any Encumbrance (other than a Permitted Encumbrance) on any Asset;

(e) cancellation or waiver of any claims or rights relating to the Business or the Assets with a value to any Seller in excess of $100,000;

(f) written notification by any significant customer or supplier of the Business of an intention to discontinue or materially change the terms of its relationship with Seller;

(g) material change in the accounting methods used by any Seller, which relates to the Business or the Assets; or

(h) Contract entered into by any Seller to do any of the foregoing.

3.16 CONTRACTS; NO DEFAULTS

(a) The Seller Disclosure Letter contains an accurate and complete list, and Sellers have made available to Buyer accurate and complete copies, of:

(i) each Seller Contract that involves performance of services or delivery of goods or materials by any Seller, which relates solely to the Business or the Assets of an amount or value in excess of $10,000;

(ii) each Seller Contract that involves performance of services or delivery of goods or materials to any Seller, which relates solely to the Business or the Assets of an amount or value in excess of $10,000;

(iii) each Seller Contract that was not entered into in the ordinary course of business consistent with past practices and that relates solely to the Business or the Assets and involves expenditures or receipts of any Seller in excess of $10,000;

(iv) each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property relating solely to the Business (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with a term of less than one year);

(v) each Seller Contract relating solely to the Business with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi) each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Seller with any other Person;

(vii) each Seller Contract containing covenants that restrict any Seller’s business activity or limit the freedom of such Seller to engage in any line of business or to compete with any Person;

(viii) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix) each power of attorney of any Seller relating solely to the Business or the Assets that is currently effective and outstanding;

(x) each Seller Contract for capital expenditures relating solely to the Business or the Assets in excess of $10,000;

(xi) each Seller Contract relating solely to the Business or the Assets not denominated in U.S. dollars;

(xii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by any Seller with respect to the Business other than in the ordinary course of business consistent with past practices; and

(xiii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth in the Seller Disclosure Letter:

(i) each Assigned Contract is in full force and effect and is valid and enforceable in accordance with its terms; and

(ii) each Assigned Contract is assignable by the applicable Seller to Buyer without the consent of any other Person.

(c) Except as set forth in the Seller Disclosure Letter:

(i) Each Seller is in material compliance with all applicable terms and requirements of each Assigned Contract;

(ii) to Sellers’ Knowledge, each other Person that has or had any obligation or liability under any Assigned Contract is in compliance with all applicable terms and requirements of such Assigned Contract;

(iii) to Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with or result in a Breach of, or give any Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assigned Contract that is being assigned to or assumed by Buyer; and

(iv) to Sellers’ Knowledge, no event has occurred or circumstance exists under or by virtue of any Assigned Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance (other than a Permitted Encumbrance) affecting any of the Assets.

3.17 INSURANCE

The Seller Disclosure Letter sets forth a list of all policies of fire, casualty, liability, burglary, fidelity, worker’s compensation and other forms of insurance held by each Seller that are material to the Business and material details regarding each, including limits of liability, deductibles and self insurance retentions.

3.18 EMPLOYEES

(a) The Seller Disclosure Letter contains a list of all Affected Employees, together with each Affected Employee’s title or job description and work location. Sellers have separately delivered to Buyer a list of each Affected Employee’s annualized salary or hourly wage rate.

(b) The Seller Disclosure Letter contains a list of all independent contractors performing manufacturing services for the Business, together with each such independent contractor’s title or job description and work location. Seller has separately delivered to Buyer a list of each such independent contractor’s general compensation arrangement.

3.19 LABOR DISPUTES; COMPLIANCE

Except as set forth in the Seller Disclosure Letter,

(a) No Seller is a party to any collective bargaining agreement with regard to the Affected Employees;

(b) Each Seller and its Related Persons are in substantial compliance with all Legal Requirements applicable to the Affected Employees with regard to employment and employment practices, terms and conditions of employment, wages, and occupational safety and health and are not engaged in any unfair labor or unfair employment practices;

(c) there is no unfair labor practice charge or complaint against any Seller or any of its Related Persons involving or related to Affected Employees pending (with service of process having been made, or written notice of investigation or inquiry having been served, on such Seller or any of its Related Persons), or to Sellers’ Knowledge, otherwise pending or threatened, before the National Labor Relations Board or any court;

(d) as of the date of this Agreement, there is no labor strike or other material dispute, slowdown or stoppage pending against any Seller involving the Affected Employees; and

(e) no union certification or decertification petition has been filed (with service of process having been made on any Seller or any of its Related Persons), or to Sellers’ Knowledge, threatened, that relates to Affected Employees and no union authorization campaign has been conducted, in each case, within the past 12 months.

3.20 INTELLECTUAL PROPERTY

(a) To Sellers’ Knowledge, each Seller owns, free and clear from all Encumbrances (other than immaterial Encumbrances) or otherwise possesses legally enforceable rights to all of the Intellectual Property and Software necessary for the operation of the Business as currently conducted. The Intellectual Property owned by each Seller and listed in the Seller Disclosure Letter (“Owned Intellectual Property”) and the Intellectual Property licensed to each Seller for use in connection with the Business being sold comprise all of the material Intellectual Property that is necessary for the operation of the Business as currently conducted.

(b) The Seller Disclosure Letter sets forth a complete list of all Owned Intellectual Property for which an application has been filed with a Governmental Body, including patents, trademarks, service marks and copyrights, issued or registered, or for which any application for issuance or registration thereof has been filed. The Seller Disclosure Letter sets forth a complete list of all material trademarks, service marks and other trade designations that are Owned Intellectual Property and not otherwise identified in the Seller Disclosure Letter. The Seller Disclosure Letter sets forth, with respect to the Business, a complete list of all material licenses (i) pursuant to which the use by any Person of Intellectual Property is permitted by any Seller, or (ii) pursuant to which the use by any Seller of the Intellectual Property of a third party is permitted by any Person (other than commercial software) (collectively, the “Intellectual Property Licenses”). To Sellers’ Knowledge, the Intellectual Property Licenses are in full force and effect.

(c) To Sellers’ Knowledge, there are no claims of infringement, misappropriation or other violation of the Intellectual Property rights of a Third Party that will occur as a result of the continued operation of the Business as presently conducted.

(d) To Sellers’ Knowledge, no Intellectual Property that is Owned Intellectual Property or subject to any Intellectual Property License is being infringed by Third Parties. To Sellers’ Knowledge, there is no claim or demand of any Third Party, or any Proceeding which is pending (with service of process having been served on any Seller) or, to Sellers’ Knowledge, threatened, that challenges the ownership rights of any Seller in respect of any Intellectual Property, or claims that any default exists under any Intellectual Property License.

3.21 BROKERS OR FINDERS

Except for Sanders, Morris, Harris, Inc., no Seller has used any broker or finder in connection with the transaction described in this Agreement, and neither Buyer nor any of its Related Persons shall have any liability or otherwise suffer or incur any loss or expense as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by any Seller or any of its Related Persons in connection with the Contemplated Transactions.

4. Representations and Warranties of Buyer

Buyer represents and warrants to Sellers as follows:

4.1 ORGANIZATION AND GOOD STANDING

(a) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, with full power and authority to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted.

(b) Complete and accurate copies of the articles of organization and operating agreement of Buyer, as currently in effect, have been made available to Sellers.

4.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT

(a) Buyer has all requisite power and authority to enter into this Agreement and the documents to be delivered by Buyer at the Closing and to perform its obligations hereunder and thereunder, including the Contemplated Transactions. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement by Sellers, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. This Agreement and the Contemplated Transactions have been duly authorized by all necessary action by Buyer’s managing member. No further limited liability company or member action is necessary on the part of Buyer to execute and deliver this Agreement or to consummate the Contemplated Transactions.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Conflict with or violate the articles of organization or operating agreement of Buyer;

(ii) Conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under any material Contract to which Buyer is a party; or

(iii) To Buyer’s Knowledge, contravene, conflict with or result in a violation or breach of any Governmental Authorization, Legal Requirement or Order applicable to Buyer or to which Buyer may be subject.

(c) Buyer is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 CERTAIN PROCEEDINGS

There is no pending or, to Buyer’s Knowledge, threatened Proceeding that challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.4 FINANCING; ABILITY TO DISCHARGE LIABILITIES

Buyer is sufficiently capitalized and has sufficient funds available on hand, and has existing, committed financing facilities to (a) pay the Closing Cash Payment at the Closing and any Earn-Out Amount to be paid thereafter, and (b) timely perform, discharge and otherwise satisfy when due any and all Assumed Liabilities.

4.5 INVESTIGATION BY BUYER

Buyer has conducted its own independent review and analysis of the Business, operations, assets (including inventories), liabilities, results of operations, financial condition, software, Intellectual Property, technology and prospects of the Business and acknowledges that it has been provided full access to the personnel, properties, premises and records of the Business for such purpose.

5. Covenants of Buyer and Sellers Prior to Closing

5.1 REQUIRED APPROVALS

Buyer and Sellers shall make as promptly as practicable following the date of this Agreement the other notifications required in connection with this Agreement and the Contemplated Transactions, and shall use commercially reasonable efforts to obtain the Consents of all Third Parties required in connection with the consummation of the Contemplated Transactions. Buyer and Sellers shall coordinate and cooperate in exchanging information and assistance in connection with obtaining Consents of Third Parties and making all filings or notifications necessary to transfer any Governmental Authorizations to Buyer, or in connection with any applications for new Governmental Authorizations relating to the Business.

5.2 NOTIFICATION

Between the date of this Agreement and the Closing, Buyer shall give prompt notice to Sellers, and Sellers shall give prompt notice to Buyer (in the form of updates to the Seller Disclosure Letter), of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in this Agreement or otherwise limit a party’s ability to terminate this Agreement pursuant to Section 9.1(a) or (b) below. Notwithstanding the foregoing, unless the party so notified provides the other party with a termination notice within five (5) Business Days after delivery by the notifying party of an update to the Seller Disclosure Letter pursuant to this Section 5.2, the notified party shall be deemed to have waived any and all rights, remedies or other recourse against the notifying party with respect to the information contained in such updated Seller Disclosure Letter, including, without limitation, the right to terminate the Agreement or prevent the consummation of the transactions contemplated hereby.

5.3 COMMERCIALLY REASONABLE EFFORTS

Buyer and Seller shall use commercially reasonable efforts to cause the conditions in Articles 7 and 8 to be satisfied.

5.4 BULK SALES LAWS

Buyer and Sellers hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

COMPLIANCE WITH LEGAL REQUIREMENTS

Buyer will comply in all material respects with all Legal Requirements applicable to the Business and the ownership of the Assets.

6. Covenants of Sellers Prior to Closing

6.1 ACCESS AND INVESTIGATION

(a) Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, each Seller shall (a) afford Buyer and its Representatives (collectively, “Buyer Group”) reasonable access, during regular business hours, to Seller’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data related to the Business and Assets, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) afford the Buyer Group with reasonable access to the employees of the Business and to the customers and clients of the Business; (c) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations (if any), books and Records and other existing documents and data related to the Business and Assets as Buyer may reasonably request; (d) furnish Buyer Group with such additional financial, operating and other relevant data and information regarding the Business and Assets as Buyer may reasonably request; and (e) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to the Business and Assets. In addition, Buyer shall have the right to have the Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property. Buyer shall maintain, and shall cause its officers, employees, representatives, consultants and advisors to maintain, all information obtained by Buyer pursuant to any due diligence activity as strictly confidential, unless disclosure of any facts discovered through such environmental assessment is required under any laws.

(b) Prior to the Closing Date, and upon reasonable advance notice received from Buyer, Sellers shall afford Buyer Group reasonable access, during regular business hours, to the Facility that is subject to the Assigned Lease, so as to permit Buyer to identify with tags, to the extent practicable, the tangible Assets being sold pursuant to Section 2.1 of this Agreement and the tangible Excluded Assets that are not being sold to Buyer in accordance with Section 2.2 of this Agreement.

6.2 OPERATION OF THE BUSINESS

Between the date of this Agreement and the Closing, with respect to the Business and Assets, unless Buyer otherwise consents in writing, each Seller shall:

(a) conduct the Business only in the ordinary course of business consistent with past practices or reasonable future expectations;

(b) without making any commitment on Buyer’s behalf, use commercially reasonable efforts to preserve intact the current Business organization, keep available the services of its employees and agents and maintain its relations and good-will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c) make no material changes in management personnel of the Business;

(d) maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of the Business;

(e) use commercially reasonable efforts to keep in full force and effect, without amendment, all material rights relating to the Business;

(f) comply with all Legal Requirements and use commercially reasonable efforts to comply with all contractual obligations applicable to the operations of the Business;

(g) continue in full force and effect the insurance coverage under the policies set forth in the Seller Disclosure Letter or substantially equivalent policies; and

(h) maintain all books and Records of Seller relating to the Business in the ordinary course of business consistent with past practices.

6.3 NEGATIVE COVENANT

Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, each Seller shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.11 or 3.15 would be reasonably likely to occur; (b) make any modification to any material Contract or Governmental Authorization; or (c) allow the levels of service(s), supplies or other materials to vary materially from the levels customarily maintained or levels consistent with reasonable future expectations.

7. Conditions Precedent to Buyer’s Obligation to Close

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 ACCURACY OF REPRESENTATIONS

The representations and warranties of each Seller set forth in this Agreement will be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). Each Seller shall have delivered to Buyer a certificate signed by one of its duly authorized officers, dated the Closing Date, regarding the matters set forth in this Section 7.1.

7.2 SELLERS’ PERFORMANCE

Each of the agreements and covenants of Sellers to be performed and complied with by Sellers pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects. Each Seller shall have delivered to Buyer a certificate signed by one of its duly authorized officers, dated the Closing Date, regarding the matters set forth in this Section 7.2.

7.3 CONSENTS

Each of the Consents identified in the Seller Disclosure Letter shall have been obtained and shall be in full force and effect.

7.4 ADDITIONAL DOCUMENTS

Each Seller shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a) Releases of all Encumbrances on the Assets, other than Permitted Encumbrances;

(b) Such other documents as Buyer may reasonably request for the purpose of:

(i) evidencing the accuracy of any of Seller’s representations and warranties;

(ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller;

(iii) evidencing the satisfaction of any condition referred to in this Article 7; or

(iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

(c) The duly executed Contracts referred to in Section 2.8(a)(ix).

7.5 NO PROCEEDINGS

There shall not be any Proceeding pending or threatened against Buyer or against any Related Person of Buyer (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.6 NO CONFLICT

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

7.7 GOVERNMENTAL AUTHORIZATIONS

Buyer shall have received such Governmental Authorizations as are reasonably necessary to allow Buyer to operate the Assets from and after the Closing.

8. Conditions Precedent to each Seller’s Obligation to Close

Each Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by such Seller in whole or in part):

8.1 ACCURACY OF REPRESENTATIONS

The representations and warranties of Buyer set forth in this Agreement will be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). Buyer shall have delivered to Seller a certificate signed by its duly authorized managing member, dated the Closing Date, regarding the matters set forth in this Section 8.1.

8.2 BUYER’S PERFORMANCE

Each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects. Buyer shall have delivered to Seller a certificate signed by its duly authorized managing member, dated the Closing Date, regarding the matters set forth in this Section 8.2.

8.3 CONSENTS

Each of the Consents identified in the Seller Disclosure Letter shall have been obtained and shall be in full force and effect.

8.4 STOCKHOLDER APPROVAL

Parent shall have received the approval of the Contemplated Transactions and the adoption by the stockholders of the Parent of this Agreement as required under the Delaware General Corporation Law and the Parent’s Certificate of Incorporation (the “Parent Stockholder Approval”).

8.5 ADDITIONAL DOCUMENTS

Buyer shall have caused the documents and instruments required by Section 2.8(b).

8.6 NO PROCEEDINGS

There shall not be any Proceeding pending or threatened against any Seller or against any Related Person of Seller (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

8.7 NO CONFLICT

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause any Seller or any Related Person of Seller to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

9. Termination

9.1 TERMINATION EVENTS

By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a) by Buyer if a material Breach of any provision of this Agreement has been committed by any Seller and such Breach has not been waived by Buyer or cured by such Seller within 10 Business Days after the date on which written notice of such Breach is delivered by Buyer to such Seller;

(b) by any Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by such Seller or cured by Buyer within 10 Business Days after the date on which written notice of such Breach is delivered by such Seller to Buyer;

(c) by mutual consent of Buyer and each Seller;

(d) by Buyer if the Closing has not occurred within 90 days of the date of execution of this Agreement (provided, however, that if the Securities Exchange Commission undertakes to review the Buyer’s proxy statement, such 90-day period shall be automatically extended to 120 days), or such later date as the parties may agree upon, unless Buyer is in material Breach of this Agreement; or

(e) by any Seller if the Closing has not occurred within 90 days of the date of execution of this Agreement (provided, however, that if the Securities Exchange Commission undertakes to review the Buyer’s proxy statement, such 90-day period shall be automatically extended to 120 days), or such later date as the parties may agree upon, unless such Seller is in material Breach of this Agreement.

9.2 EFFECT OF TERMINATION

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10. Additional Covenants

10.1 EMPLOYEES AND EMPLOYEE BENEFITS

(a) As of the Closing Date, Sellers shall terminate the employment of all of the Affected Employees (other than those who are on short-term disability leave). As soon as practicable after the date of this Agreement, Buyer shall offer employment, effective as of the Effective Time, to all persons who are or will be Affected Employees on the day immediately preceding the Closing Date (other than those on short-term disability leave). Each Affected Employee who accepts any such offer of employment shall be referred to in this Agreement as a “Transferred Employee”. The offer of employment, including wages, salaries and benefits, shall be, in the aggregate, comparable with the terms and conditions under which the Transferred Employees were employed immediately before the Closing Date. Any Affected Employee who is on short-term disability leave as of the Closing Date shall remain employed by Sellers through the Affected Employee’s short-term disability leave; provided, however, that if he or she recovers from his or her disability within the period of his or her short-term disability leave or the six-month period following the Closing Date (whichever is shorter), Buyer shall at that time make an offer of employment to him or her on the same employment terms and conditions as are applicable to similarly situated Transferred Employees; each such person who accepts employment with Buyer shall also be deemed a “Transferred Employee” as of the date of such acceptance.

(b) Sellers shall be responsible for the payment of all wages and other remuneration due to Affected Employees up until the Effective Time.

(c) Sellers shall be liable for any claims made by Affected Employees and their beneficiaries under the Seller Benefit Plans.

(d) Welfare benefit plan coverage of Sellers for Transferred Employees shall cease as of the Effective Time and the welfare benefit plan coverage under Buyer’s plans for Transferred Employees shall immediately commence. Sellers shall be solely responsible for any continuation coverage required by COBRA for those Affected Employees of Sellers who are not Transferred Employees. Buyer shall waive all pre-existing conditions, limitations or exclusions and waiting periods for the Transferred Employees under all employee welfare benefit plans and fringe benefits programs of Buyer, including vacation, bonus and other incentive programs.

(e) Sellers shall retain all assets in the pension and retirement funds of Sellers, and shall distribute pension and retirement benefits that the Transferred Employees shall become entitled to receive from Sellers in accordance with the applicable plan document and the Transferred Employees’ elections, as applicable.

(f) Effective as of the Closing Date (or as to employees on short-term disability leave on the Closing Date, as of the date of employment by Buyer), Buyer shall take such actions as are necessary to grant past service credit for all the Transferred Employees for purposes of determining vesting, eligibility and benefit accruals under all Buyer’s employee benefit programs, including employee retirement plans, severance, vacation, bonus, incentive compensation and employee welfare benefit plans of Buyer equal to that which such Transferred Employees were credited with by Sellers as of the Closing Date for service with Sellers or any predecessor employee, but excluding benefit accruals for Buyer’s defined benefit pension and post-retirement medical benefit plans. Without limiting the foregoing, Buyer shall be liable for all vacation of the Transferred Employees accrued during such Transferred Employees’ employment with Sellers prior to the Effective Time.

(g) With respect to events following the Closing, Buyer shall be responsible for sending timely and appropriate notices to all Transferred Employees required under all applicable Legal Requirements relating to plant or facility closings or otherwise regulating the termination of employees. To the extent that any liability is incurred under any such Legal Requirements based on Buyer’s failure to comply with Section 10.1(a) or Buyer’s actions after the Closing, Buyer will be solely and exclusively responsible for all obligations and liabilities incurred under such Legal Requirements relating to the Contemplated Transactions.

(h) Sellers shall make available to Buyer records which provide information regarding employees’ names, Social Security numbers, dates of hire by Sellers, date of birth, number of hours worked each calendar year, attendance and salary histories for all Transferred Employees. Sellers shall not provide records pertaining to performance ratings and evaluations, disciplinary records and medical records.

10.2 NONCOMPETITION AND NONSOLICITATION

(a) Noncompetition. For a period of three (3) years after the Closing Date, each Seller shall not, anywhere in the United States, directly or indirectly invest in, own, manage, operate, or control any Person engaged in or planning to become engaged in the business of manufacturing, distributing, selling, operating or maintaining sales force automation software and services solutions (“Competing Business”), provided, however, that such Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

(b) Nonsolicitation. For a period of three (3) years after the Closing Date, each Seller shall not, without the prior written consent of Buyer, directly or indirectly, knowingly hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or interfere with the relationship between Buyer and any of its employees or independent contractors; provided, however, that such Seller shall not be prohibited from hiring, retaining or attempting to hire or retain any person who responds to a general solicitation or advertisement.

(c) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 10.2 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.2 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.2 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Sellers.

10.3 CORPORATE NAME

After the Closing, except as permitted by, and pursuant to the terms of, the Transition Services Agreement, neither the Sellers nor any of their current or future Affiliates will use or operate under the name “Cotelligent” or any variation or modification thereof. Within twenty Business Days following the Closing, the Sellers will take all actions necessary to cause the name of the Sellers and each Affiliate thereof, the name of which contains the name “Cotelligent”, to be changed to a name that is not similar to or in any manner subject to confusion with its present name.

10.4 CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

For a period of six (6) months after the Closing, each Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of such Seller existing prior to the Closing and relating to the Business after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Sellers will refer to Buyer all inquiries relating to the Business.

10.5 FURTHER ASSURANCES

The parties hereto shall cooperate with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

For a period of six (6) months after the Closing, each Seller will, in response to inquiries by Buyer, without charge, advise Buyer with respect to matters pertaining to the Business, and the technology involved in the Business.

10.6 ASSIGNMENT OF CONTRACT PAYMENTS

(a) Each Seller hereby covenants and agrees that from and after the Closing, when and if it receives any payments relating to the Assigned Contracts, it shall hold the same in trust for Buyer, shall segregate such amounts from all other assets or funds and shall, as soon as practicable, transfer such amounts directly to Buyer.

(b) Prior to the Closing Date, Sellers shall cooperate with Buyer to make such changes, assignments, and amendments in the terms of the Assigned Contracts, in the name(s) of Seller(s), as may be reasonably necessary or desirable in order to assure that Buyer receives all economic benefits of the Contracts as described herein.

10.7 LITIGATION SUPPORT

From and after the Closing, in the event and for so long as any Seller actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to the Business (including during such period prior to Closing), each of the other parties will cooperate reasonably with Sellers and Sellers’ counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably requested in connection with the contest or defense, all at the reasonable out-of-pocket expense of the Sellers (unless the Sellers are entitled to indemnification therefor hereunder). This Section 10.7 is not intended to alter applicable discovery procedures in connection with any litigation between or among the parties hereto.

11. Indemnification; Remedies

11.1 SURVIVAL

All representations, warranties, covenants and obligations in this Agreement, the Seller Disclosure Letter, the supplements to the Seller Disclosure Letter, the certificates delivered pursuant to Section 2.8 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.5. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLERS

Each Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnitees”), and will reimburse Buyer Indemnitees for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any Breach of any representation or warranty made by such Seller in (i) this Agreement, (ii) the Seller Disclosure Letter, (iii) the supplements to the Seller Disclosure Letter, (iv) the certificates delivered pursuant to Section 2.8(a)(viii), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by such Seller pursuant to this Agreement;

(b) any Breach of any covenant or obligation of such Seller in this Agreement or in any other certificate, document, writing or instrument delivered by such Seller pursuant to this Agreement;

(c) any Liability arising out of the ownership or operation of the Assets prior to the Effective Time, except to the extent such Liability arises out of or relates to an Assumed Liability;

(d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with such Seller (or any Person acting on such Seller’s behalf) in connection with any of the Contemplated Transactions;

(e) any Seller Benefit Plan; or

(f) any Retained Liabilities.

11.3 INDEMNIFICATION AND REIMBURSEMENT BY BUYER

Buyer will indemnify and hold harmless Sellers, and their Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Seller Indemnitees”), and will reimburse Seller Indemnitees for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in (i) this Agreement, (ii) the certificates delivered pursuant to Section 2.8(b)(vi), (iii) any transfer instrument or (iv) any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c) any Buyer’s agreement to assume and satisfy the Assumed Liabilities;

(d) any Liability arising out of the ownership or operation of the Assets after the Effective Time, except to the extent such Liability arises out of or relates to a Retained Liability; or

(e) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions.

11.4 LIMITATIONS ON AMOUNT

(a) Sellers will have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) or (b) until the total of all Damages with respect to such matters exceeds 20% of Purchase Price; provided, however, that in no event shall Sellers’ aggregate liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) and (b) exceed fifty percent (50%) of the Purchase Price and then only for the amount by which such Damages exceed 20% of Purchase Price. However, this Section 11.4(a) will not apply to claims under Section 11.2(c) through (f), in which case Seller will be liable for all Damages with respect to such Breaches.

(b) Sellers shall have no liability (for indemnification or otherwise) with respect to individual claims under Section 11.2(a) or (b) with a value of less than $20,000 and such amounts shall not be counted when determining if the dollar threshold in Section 11.4(a) has been met.

(c) Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.3(a) or (b) until the total of all Damages with respect to such matters exceeds 20% of Purchase Price; provided, however, that in no event shall Buyer’s liability (for indemnification or otherwise) with respect to claims under Section 11.3(a) and (b) exceed fifty percent (50%) of the Purchase Price and then only for the amount by which such Damages exceed 20% of Purchase Price. However, this Section 11.4(c) will not apply to claims under Section 11.3(c) through (e), in which case Buyer will be liable for all Damages with respect to such Breaches.

(d) Buyer shall have no liability (for indemnification or otherwise) with respect to individual claims under Section 11.3(a) or (b) with a value of less than $20,000 and such amounts shall not be counted when determining if the dollar threshold in Section 11.4(c) has been met.

11.5 TIME LIMITATIONS

The several representations and warranties of the parties to this Agreement shall survive the Closing Date for a period of one year from the Closing Date; provided, that the representations and warranties set forth in Sections 3.1, 3.2, 3.20, 4.1 and 4.2 shall survive the Closing Date without limitation (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the “Survival Period”), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under Article 11 hereof may be made thereon) if a written notice asserting the claim and specifying the factual basis of the claim in reasonable detail to the extent then known by the notifying party shall have been given within the Survival Period with respect to such matter. Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the Survival Period. The agreements and covenants set forth herein shall survive without limitation.

11.6 PROCEDURE

All claims for indemnification under this Article 11 shall be asserted and resolved as follows:

(a) A Person entitled to indemnification under Section 11.2 or 11.3 (as “Indemnitee”), promptly after it becomes aware of facts giving rise to a right of indemnification under this Agreement, shall give written notice thereof to the Person obligated to indemnify under such section (an “Indemnitor”), stating the amount of the Damages, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of the matter and basis of the claim for indemnity under this Agreement. For purposes of this Section 11.6(a), receipt by a party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise ) by or from any Person other than a party to this Agreement that gives rise to Damages on behalf of the party shall constitute the awareness of facts giving rise to a right of indemnification by it under this Agreement and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section 11.6(a). Failure to provide the notice shall not affect the right of the Indemnitee to indemnification except to the extent the Indemnitor is prejudiced by the Indemnitee’s failure to give such notice.

(b) If an Indemnitee should have Damages against any Indemnitor hereunder that does not involve a Third Party Claim, the Indemnitee shall transmit to the Indemnitor a written notice with respect to the Damages. If the Indemnitor does not notify the Indemnitee within 30 calendar days from its receipt of the written notice of Damages that the Indemnitor disputes the Damages, the Damages specified by the Indemnitee in the claim notice shall be deemed a liability of the Indemnitor hereunder. If the Indemnitor has timely disputed the Damages as provided above, such dispute shall be resolved by arbitration as set forth in Section 13.4 of this Agreement.

(c) In calculating any Damages there shall be deducted (i) any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer); (ii) any indemnification, contribution or other similar payment actually recovered by the Indemnitee from any third party with respect thereto; and (iii) any Tax benefit or refund actually received or enjoyed by the Indemnitee as a result of such Damages as determined by Buyer’s independent certified public accountant. Any such amounts or benefits received by an Indemnitee with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnitor, but not in excess of the amount paid by the Indemnitor to the Indemnitee with respect to such claim.

(d) If an Indemnitee shall have a Third Party Claim asserted against it, the Indemnitee shall transmit to the Indemnitor written notice of the Damages relating to the Third Party Claim. During the 30-day period following receipt by an Indemnitor of a notice of Damages relating to a Third Party Claim (the “Election Period”), the Indemnitor shall advise the Indemnitee (i) whether the Indemnitor disputes its potential liability to the Indemnitee under this Article 11 with respect to the Third Party Claim or (ii) whether the Indemnitor desires, at its sole cost and expense, to defend the Indemnitee against the Third Party Claim.

(e) If the Indemnitor notifies the Indemnitee within the Election Period that the Indemnitor does not dispute its potential liability to the Indemnitee under this Article 11 and that the Indemnitor elects to assume the defense of the Third Party claim, the Indemnitor shall have the right to defend and control, at its sole cost and expense, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor in accordance with this Section 11.6(e); provided, that such settlement shall not impose any obligations upon the Indemnitee or deprive the Indemnitee of any rights without its consent. The Indemnitor shall have full control of such defense and proceedings, including, subject to the preceding sentence, any compromise or settlement thereof. The Indemnitee is hereby authorized to file, during the Election Period, any motion, answer or other pleadings that the Indemnitee shall, in good faith, deem necessary or appropriate to protect its interest or those of the Indemnitor and not prejudicial to the Indemnitor (it being understood and agreed that if the Indemnitee takes any such action that is prejudicial and conclusively causes a final adjudication adverse to the Indemnitor, the Indemnitor shall be relieved of its obligations hereunder with respect to the Third Party Claim to the extent so adjudicated). If requested by the Indemnitor, the Indemnitee agrees, at the sole cost and expense of the Indemnitor, to cooperate with the Indemnitor and its counsel in contesting any Third Party Claims, including by making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. The Indemnitee shall have the right to participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 11.6(e), and shall bear its own costs and expenses with respect to any such participation.

(f) If an Indemnitor fails to notify an Indemnitee within the Election Period that the Indemnitor elects to defend the Indemnitee, or if the Indemnitor elects to defend the Indemnitee pursuant to Section 11.6(d) but fails to diligently defend or settle the Third Party Claim or to prosecute any appropriate counterclaim against the Person making the Third Party Claim or any cross-complaint against any Person, then the Indemnitee shall have the right but not the obligation to defend, at the sole cost and expense of the Indemnitor (but only if the Indemnitee actually is entitled to indemnification hereunder or if the Indemnitor assumes the defense with respect to the Third Party Claim), the Third Party Claim by such proceedings deemed reasonably appropriate by the Indemnitee and its counsel. The Indemnitee shall have full control of such defense and proceedings, including any compromise or settlement of the Third Party Claim; provided, that if the Indemnitor agrees to indemnify the Indemnitee under this Article 11, the Indemnitee shall not enter into any compromise or settlement of such Third Party Claim without the Indemnitor’s consent, which shall not be unreasonably withheld or delayed. If requested by the Indemnitee, the Indemnitor shall, at the sole cost and expense of the Indemnitor, cooperate with the Indemnitee and its counsel in contesting any Third Party Claim that the Indemnitee is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. Notwithstanding the foregoing in this Section 11.6(f), if the Indemnitor has delivered a written notice to the Indemnitee to the effect that the Indemnitor disputes its potential liability to the Indemnitee under this Article 11 and if such dispute is resolved in favor of the Indemnitor pursuant to Section 13.4, the Indemnitor shall not be required to bear the costs and expenses of the Indemnitee’s defense pursuant to this Article 11 or of the Indemnitor’s participation therein at the Indemnitee’s request, and the Indemnitee shall reimburse the Indemnitor in full for all reasonable costs and expenses of the Indemnitor in connection with the Third Party Claim, excluding, however, any litigation with respect to its indemnity obligation hereunder. The Indemnitor shall have the right to participate in, but not control, any defense or settlement controlled by the Indemnitee pursuant to this Section 11.6(f), and the Indemnitor shall bear its own costs and expenses with respect to any such participation.

11.7 PAYMENT

Payments of all amounts owing by an Indemnitor as a result of a Third Party Claim shall be made within five Business Days after the earlier of (i) the settlement of the Third Party Claim and

(ii) the expiration of the period of appeal of a final adjudication of the Third Party Claim. Payments of all amounts owing by an Indemnitor other than as a result of a Third Party Claim shall be made within five Business Days after the later of (i) 20 days after the expiration of the Election Period or (ii) if contested through dispute resolution proceedings, the expiration of the period for appeal of a final adjudication of the Indemnitor’s liability to the Indemnitee under this Agreement. Notwithstanding the foregoing, if the Indemnitor has not contested its indemnity obligations hereunder and has not elected to assume the defense of a Third Party Claim, the Indemnitor shall reimburse (promptly after the receipt of each invoice therefor) the Indemnitee for the reasonable and documented out-of-pocket costs and expenses incurred by the Indemnitee in contesting the Third Party Claim.

11.8 NO SET-OFF

Neither Buyer nor any Seller shall have any right to setoff any Buyer Damages or Seller Damages, respectively, against any payments to be made by either of them pursuant to this Agreement or otherwise.

11.9 INSURANCE

The Indemnitor shall be subrogated to the rights of the Indemnitee in respect of any insurance relating to Damages to the extent of any indemnification payments made hereunder.

11.10 NO DUPLICATION

Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a Breach of more than one representation, warranty, covenant or agreement.

11.11 REMEDIES

(a) Except as otherwise provided in this Agreement or in any other agreement delivered by any Seller or Buyer in connection with the Contemplated Transactions (collectively, the “Transaction Agreements”), the parties agree that the sole and exclusive remedy of any party hereto or their respective Affiliates with respect to this Agreement and the other Transaction Agreements or any other claims relating to the Business, the events giving rise to this Agreement and the other Transaction Agreements and the Contemplated Transactions shall be limited to the indemnification provisions set forth in this Article 11 and, in furtherance of the foregoing, each of the parties, on behalf of itself and its Affiliates, hereby waives and releases the other parties hereto (and such other parties’ Affiliates) from, to the fullest extent permitted under any applicable law, any and all rights, claims and causes of action it or its affiliates may have against the other party hereto except as provided herein; provided that this limitation shall not apply in the event of fraud; and provided further that if an Indemnitor shall Breach or threaten to commit a Breach of any of its restrictive covenants set forth in this Agreement or any other Transaction Agreement (the “Restrictive Covenants”), any Indemnitee shall have the right in addition to, and not in lieu of, any other rights and remedies available to such Indemnitee, under law or in equity, to have the Restrictive Covenants specifically enforced by any court, including the right to seek entry against such Indemnitor, any of its Affiliates and any shareholder, officer, director, employee of each of the foregoing of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of the Restrictive Covenants, it being acknowledged and agreed that money damages will not provide such Indemnitee an adequate remedy.

(b) The parties hereto intend that, even though indemnification and other obligations appear in various sections and articles of this Agreement, the indemnification procedures and limitations contained in this Article 11 shall apply to all indemnity and other obligations of the parties under this Agreement, except to the extent expressly excluded in this Article 11.

11.12 NO SPECIAL DAMAGES

IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE 11 OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGE EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

12. Confidentiality

12.1 DEFINITION OF CONFIDENTIAL INFORMATION

(a) As used in this Article 12, the term “Confidential Information” includes any and all of the following information of any Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Sellers on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i) all information that is a trade secret under applicable trade secret or other law;

(ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each Disclosing Party hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

12.2 RESTRICTED USE OF CONFIDENTIAL INFORMATION

(a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Sellers with respect to Confidential Information of Sellers (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Sellers shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Sellers, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer and Sellers shall (A) enforce the terms of this Article 12 as to its respective Representatives; (B) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (C) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

(b) Unless and until this Agreement is terminated, Sellers shall maintain as confidential any Confidential Information (including for this purpose any information of Sellers of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of Sellers relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Sellers may use any Confidential Information of Sellers before the Closing in the ordinary course of business consistent with past practices in connection with the transactions permitted by Section 6.2.

(c) From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of Sellers relating solely to any of the Assets or the Assumed Liabilities.

12.3 EXCEPTIONS

Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Sellers shall not disclose any Confidential Information of Sellers relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

12.4 LEGAL PROCEEDINGS

If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement. Notwithstanding anything to the contrary in this Article 12 or elsewhere in this Agreement, any Seller may disclose any Confidential Information to the extent it reasonably believes such disclosure is required to comply with the requirements of any applicable Legal Requirement, including the rules and regulations of a stock exchange or national market system.

12.5 RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION

If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

12.6 ATTORNEY-CLIENT PRIVILEGE

The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

13. General Provisions

13.1 EXPENSES

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.

13.2 PUBLIC ANNOUNCEMENTS

Except as may be required to comply with the requirements of any applicable Legal Requirement or the rules and regulations of any stock exchange or national market system upon which the securities of any Seller or Buyer are listed, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the Contemplated Transactions without the prior approval (which approval will not be unreasonably withheld or delayed) of the other party; provided, however, that, after the Closing, any Seller or Buyer will be entitled to issue any such press release or make any such other public announcement without obtaining such prior approval if it has previously provided a copy of the press release or other public announcement to the other party for a reasonable period of time for review and comment.

13.3 NOTICES

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number or person as a party may designate by notice to the other parties):

Sellers:	Cotelligent, Inc.
655 Montgomery Street, Suite 1000
San Francisco, California 94111
Attention: James R. Lavelle
Facsimile: (415) 399-1366
Confirm: (415) 477-9909

with a mandatory copy to:	Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attention: David W. Pollak, Esq.
Facsimile: 212-309-6001
Confirm: 212-309-6000

Buyer:	FastTrack, LLC
468 North Camden Drive, Suite 2000
Beverly Hills, California 90210
Attention: Alex Soltani
Facsimile: 310-860-7400
Confirm: 310-860-7466

13.4 ARBITRATION

Any claim or controversy arising out of or relating to this Agreement shall be settled and determined by arbitration within Los Angeles County, California. Except as otherwise provided herein, the arbitration shall be conducted according to the rules of the American Arbitration Association in effect at the time and the provisions of California Code of Civil Procedure Sections 1280-1294.2 or any similar successor statutes.

Each party to the dispute shall appoint one arbitrator and notify the other parties of such appointment. No person who has a financial interest in the dispute may be appointed. In addition, no officer, agent, attorney or employee of any such person and no person “related to or affiliated with” any such person may be appointed. Promptly after their appointment, the appointed arbitrators shall meet and select a presiding arbitrator. In the event the arbitrators selected by the parties to the dispute are unable to select a presiding arbitrator within ninety (90) days, any party may petition a court of competent jurisdiction to select a presiding arbitrator and such selection shall be binding on the parties.

The arbitrators shall have no power to modify any of the provisions of this Agreement and their jurisdiction is limited accordingly. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the power to issue any award, judgment, decree or order of relief that a court of law or equity could issue under California law. The arbitrators shall prepare and serve written findings of fact and conclusions which adequately set forth the basis of their decision. The expenses of arbitration, including the fees and expenses of each party’s own experts and evidence, shall be borne by the parties as the arbitrators shall determine.

The provisions of the California Code of Civil Procedure governing discovery in civil litigation, or any successor statute or law containing similar provisions, are incorporated by reference herein and shall be applicable in any such arbitration. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of law or equity. The arbitrators shall apply California law as though they were bound by applicable statutes and case law precedents. The arbitrators shall be bound by the rules of evidence then in effect under California law.

13.5 ENFORCEMENT OF AGREEMENT

Each Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by such Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.6 WAIVER; REMEDIES CUMULATIVE

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and any one or more of the Sellers) and constitutes (along with the Seller Disclosure Letter, the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. Except as contemplated by Section 5.2, this Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8 ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.8.

13.9 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10 CONSTRUCTION

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles and Sections of this Agreement, the Seller Disclosure Letter and the Buyer Disclosure Letter.

13.11 GOVERNING LAW

Except as set forth in the next sentence, this Agreement will be governed by and construed under the laws of the State of California without regard to conflicts-of-laws principles that would require the application of any other law. With respect to matters involving Real Property, this Agreement will be governed by and construed under the laws of the State of Pennsylvania without regard to conflicts-of-laws principles that would require the application of any other law.

13.12 EXECUTION OF AGREEMENT

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[Signature Pages to Follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FASTTRACK, LLC

By:	FASTTRACK INVESTMENT GROUP, LLC
Its:	Manager

By:	FT MANAGEMENT, LLC
Its:	Manager

By:	SKYVIEW CAPITAL, LLC
Its:	Manager

	Signature:	/s/ Alex Soltani
	Name:	Alex Soltani
	Title:	Manager

COTELLIGENT, INC.

By	/s/ James R. Lavelle
Name:	James R. Lavelle
Title:	Chairman and Chief Executive Officer

COTELLIGENT USA, INC.

By	/s/ James R. Lavelle
Name:	James R. Lavelle
Title:	President

CZG MOBILE VENTURES, INC.

By	/s/ James R. Lavelle
Name:	James R. Lavelle
Title:	President

BSMART.TO LLC

By	/s/ James R. Lavelle
Name:	James R. Lavelle
Title:	President

JAS CONCEPTS, INC.

By	/s/ James R. Lavelle
Name:	James R. Lavelle
Title:	President

Signature Page to Asset Purchase Agreement